Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Hercules Capital, Inc. of our report dated February 23, 2017 relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, and our report dated July 21, 2017 relating to the senior securities table, which appear in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-214767) of Hercules Capital, Inc. We also consent to the references to us under the headings “Experts,” “Selected Consolidated Financial Data,” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 5, 2017